UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
February 9, 2006
Aastrom Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-22025 (Commission File No.)	94-3096597 (I.R.S. Employer Identification No.)
24 Frank Lloyd Wright Drive
P.O. Box 376
Ann Arbor, Michigan 48106
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(734) 930-5555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     In connection with his appointment to the Board of Directors, Mr. Nelson M. Sims received a grant of a stock option and the grant of shares of restricted stock, consistent with Aastrom’s current compensation arrangements for nonemployee directors. The options and restricted stock were granted under the Aastrom Biosciences, Inc. 2004 Equity Incentive Plan (the “2004 Plan”). The stock option was for 7,500 shares of common stock (reflecting the prorated period of time until Mr. Sims is expected to be presented for election at an Annual Meeting of Shareholders) at an exercise price of $1.86 per share, which was equal to the fair market value of a share of the company’s stock on February 9, 2006 (the date of grant). The vesting and service requirements for this option are similar in all material respects to the grant of stock options to other nonemployee directors under the 2004 Plan. In particular, the stock option vests and becomes exercisable in increments over the remaining period of Mr. Sims’ initial term as a director, and terminates on the tenth anniversary of the date of grant, unless earlier terminated as a result of termination of service. The restricted stock grant was for 5,500 shares, with all shares vesting one year after the date of grant.
Item 5.02 Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Principal Officers.
     Effective as of February 9, 2006, the Board of Directors of Aastrom Biosciences, Inc. elected Mr. Nelson M. Sims to the Board. Mr. Sims was added to the class of directors (Class III) whose terms expire at the 2006 Annual Meeting of Shareholders. Mr. Sims was appointed to the Audit Committee and the Governance and Nominating Committee. A press release announcing this election is attached hereto as Exhibit 99.1
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description
99.1	Press release dated February 13, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 13, 2006

AASTROM BIOSCIENCES, INC.
By:	/s/ Gerald D. Brennan, Jr.
Gerald D. Brennan, Jr.
Vice President, Administrative and Financial Operations; Chief Financial Officer

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